GRANT NO.

LIFEVANTAGE CORPORATION
2017 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT
LifeVantage Corporation, a Colorado corporation, (the “Company”), hereby awards a Restricted Stock Grant (the “Award” or the “Restricted Stock”) to the Participant named below. The terms and conditions of the Award are set forth in this grant notice and in the related Restricted Stock Grant Agreement (the “Agreement”) and in the 2017 Long-Term Incentive Plan as it may be amended from time to time (the “Plan”). This notice is incorporated into and a part of the attached Restricted Stock Grant Agreement (together, the “Agreement”).

Date of Award:     xxxxx
Name of Participant: xxxxx
Number of Shares of Restricted Stock Awarded: xxxx
Amount Paid by Participant for the Shares of Restricted Stock Awarded:    $0.00
Aggregate Fair Market Value of Restricted Stock on Date of Award:    $xxxx
Vesting Calculation Date: xxx

Vesting Schedule:
Subject to all the terms of the Agreement and your continued Service to the Company (or its Parent, Subsidiary or Affiliate), you will become incrementally vested as to the percentage of total shares subject to the Award reflected below on each of the specified Vesting Calculation Date anniversaries:

Anniversary of Vesting Calculation Date	Percentage of Total Shares Vesting
1st Annivesary	__%
2nd Anniversary	__%
3rd Anniversay	__%
4th Anniversary	__%

In all cases, the resulting aggregate number of vested Shares will be rounded down to the nearest whole number. No Shares subject to this Award will vest after your continuous Service has terminated for any reason. In the event that your continuous Service ceases prior to the final Vesting Calculation Date anniversary specified above, you will forfeit to the Company without consideration all of the then-unvested Shares subject to this Award.
By accepting this Award, you are acknowledging receipt of the Restricted Stock Grant (the Award) and agreeing to the terms and conditions of the Award as described [herein/above]. You are also agreeing that the Company may deliver by email or through other permitted electronic means all documents relating to the Award and the Plan (including, without limitation, the Plan prospectus), and all other documents that the Company is required to delivery to its security holders. You also agree that the Company may deliver these documents by posting them on a web site maintained by the

Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
Company:                            Participant:
By:
Its:

Attachments

LIFEVANTAGE CORPORATION
2017 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT

1.	The Plan, This Agreement and Prior Agreements
The text of the Plan is incorporated in this Agreement by this reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.
This Agreement, the attached Exhibits and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Stock. Any prior agreements, commitments or negotiations concerning this Award are superseded.

2.	Award of Restricted Stock
The Company awards you the number of shares of Restricted Stock shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement and the Plan. You will also be required, as a condition of this Award, to enter into any Shareholders Agreement or other agreements that are applicable to shareholders.

3.	Vesting	This Award will vest according to the Vesting Schedule on the attached cover sheet.
4.	Share Issuance and Unvested Restrictions
The unvested shares of Restricted Stock subject to this Award will be issued and held in book entry form by the Company’s transfer agent and will be subject to a restrictive notation reflecting their status as unvested shares. Following the applicable vesting date, the restrictive notation will be removed with respect to the shares, which shares will continue to be held in book entry form.

5.	No Assignment
The Shares subject to this Award shall not be sold, hypothecated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. If you attempt to do any of these things, this Award will immediately become invalid. However, this shall not preclude a transfer of vested Shares by will or by the laws of descent and distribution. In addition, pursuant to Company procedures, you may designate a beneficiary who will receive any outstanding vested Shares in the event of your death. Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any other way.

6.	Leaves of Absence
For purposes of this Award, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for Service crediting, or when Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends, unless you immediately return to active work.
The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your continuous Service terminates for all purposes under the Plan.

7.	Voting and Other Rights as a Shareholder
Subject to the terms of the Plan and this Agreement, you shall have all the rights and privileges of a shareholder of the Company while the Restricted Stock remains unvested, including the right to vote and to receive dividends (if any). However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid.

8.	Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Shares of Restricted Stock covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan.

9.	Merger or Other Reorganization
Pursuant to Section 11(a) of the Plan, your Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

10.	Restrictions on Issuance	The Company will not issue any Restricted Stock or Shares if the issuance of such Restricted Stock or Shares at that time would violate any law or regulation.
11.	Taxes and Withholding
You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award, and the Company will not deliver any Shares to you unless and until you have satisfied any withholding or other taxes that may be due.
Any such tax withholding obligations shall be settled by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you as of the vesting date. Such withheld or surrendered Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld or surrendered Shares as of the date of vesting. If Shares are withheld, then you will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.

12.	Restrictions on Resale
By accepting this Agreement, you agree not to sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the sale or disposition of Shares.
If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

13.	Retention Rights
Your Award or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.
This Award and the Shares subject to the Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.	Clawback Policy
The Company may (i) cause the cancellation of this Award, (ii) require reimbursement of this Award and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with the Company's Clawback Policy and/or applicable law. In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or this Agreement or otherwise, in accordance with the Clawback Policy. By accepting this Award, you are also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and are further agreeing that this Award may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

15.	Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Utah without reference to the conflicts of law provisions thereof and any action relating to this Agreement must be brought in state or federal courts located in Salt Lake County, Utah.

16.	Binding Effect; No Third Party Beneficiaries
This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Award.

17.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.
18.	No Rights to Future Awards
Your rights, if any, in respect of or in connection with this Award or any other awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional awards to you or benefits in lieu of other awards even if awards have been granted repeatedly in the past. All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.

19.	No Advice Regarding Grant
The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan.

20.	No Right to Damages
You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires unexercised. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

21.	Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. You understand that you may view your Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan.

22.	Other Information
You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at www.lifevantage.com, if the Company wishes to provide such information through its website. You acknowledge that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Committee and/or the Board.

23.	Further Assistance
You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

24.	Notice
All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

__________________
In consideration of the Company granting you this Restricted Stock, please acknowledge your agreement to fully comply with all of the terms and conditions described above and in the Plan and Plan prospectus by this Award pursuant to the instructions provided